Exhibit 10.1

ZYNGA INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

AS AMENDED JULY 9, 2014

On January 18, 2012, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Zynga Inc. (the “Company”) initially approved the following compensation policy (the “Policy”) for non-employee directors of the Company, effective retroactive to January 1, 2012, and this policy is further amended as of the date set forth above. For purposes of this Policy, a “Non-Employee Director” is a director who is not serving as an employee or executive officer of the Company or its affiliates (even if such individual may be otherwise be providing services to the Company or its affiliates in a capacity other than as a director).

Each Non-Employee Director will be eligible to receive compensatory equity awards under the Company’s 2011 Equity Incentive Plan (the “Plan”) as consideration for service on the Board. All grants under this Policy will be made automatically in accordance with the terms of this Policy and the Plan, without the need for any additional corporate action by the Board or the Compensation Committee of the Board. Vesting of all equity awards granted under this Policy is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) from the date of grant through each applicable vesting date. Each equity award granted under this Policy will be subject to the Company’s standard form of Restricted Stock Unit Agreement, as most recently adopted by the Board for use under this Policy.

Annual Equity Award. Each year, on the date of the regular annual meeting of the Company’s stockholders (the “Annual Meeting”), the Company will automatically grant each continuing Non-Employee Director who is re-elected at such meeting, restricted stock units of Class A Common Stock (“RSUs”, collectively, the “Annual Equity Award”) with an aggregate value on the date of grant equal to the Base Annual Retainer plus, with respect to the Chairperson of the Audit Committee, an Audit Committee Retainer, as set forth in the table below (the “Audit Committee Retainer”). The Annual Equity Award will vest as follows: 25% will vest every three months from the date of grant, with the last quarterly vesting installment taking place upon the earlier of: (i) the day prior to the one-year anniversary of such Annual Meeting or (ii) the date of the next Annual Meeting, subject to continued service through each such date.

Pro-Rated Annual Equity Award for New Non-Employee Directors. If an individual first becomes a Non-Employee Director other than at an Annual Meeting, the Company will automatically grant such new Non-Employee Director, on the date that he or she is first elected or appointed to the Board, restricted stock units of Class A Common Stock with an aggregate value on the date of grant equal to the pro rata portion of the Annual Equity Grant, which pro rata portion reflects a reduction for each month prior to the date of grant that has elapsed since the preceding Annual Meeting (the “Pro-Rated Annual Equity Award”).

Product Committee. Each year on the date of the Annual Meeting, the Company will automatically grant each Non-Employee Director who is re-elected at such meeting and is a member of the Product Committee, a retainer comprised of, at the election of such non-employee director and Product Committee Member, cash, RSUs or a combination of cash and RSUs with an aggregate value equal to the amount set forth in the table below (the “Product Committee Retainer” and, together with the Audit Committee Retainer, the “Committee Retainers” and each a “Committee Retainer”). The Product Committee Retainer, whether comprised of cash, RSUs or a combination of cash and RSUs, will vest as follows: 25% will vest every three months from the date of the Annual Meeting, with the last quarterly vesting installment taking place upon the earlier of: (i) the day prior to the one-year anniversary of the Annual Meeting or (ii) the date of the next Annual Meeting, subject to continued service through each such date. If an individual who is not an employee of the Company is appointed to the Product Committee on a date other than at an Annual Meeting, the Company will automatically grant such new non-employee member of the Product Committee, on the date that he or she is first elected or appointed to the Product Committee, a Product Committee Retainer equal to the amount set forth in the table below. If an individual who is not an employee of the Company is appointed to the Product Committee more than three (3) months after the date of the Annual Meeting, such individual will be granted a pro rated Product Committee Retainer, which pro rata retainer reflects a reduction for each month prior to the date of grant that has elapsed since the preceding Annual Meeting; provided that the Compensation Committee shall have the discretion to adjust the amount of any pro-rated grant up to the full value of the Product Committee Retainer if it determines that such adjustment is in the best interest of the Company and its stockholders.

Board Compensation1

Base Annual Retainer	$250,000
Committee Retainer For Serving as Chairperson of the Audit Committee	$50,000
Committee Retainer For Service as Member of the Product Committee	$250,000

[1]	The number of RSUs granted will be equal to (i) the applicable dollar value set forth above, divided by (ii) the Fair Market Value (as defined in the Plan) of the Class A common stock of the Company on the date of grant.

Expense Reimbursement. All Non-Employee Directors will be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof. The Company will also reimburse directors for attendance at director continuing education programs that are relevant to their service on the Board and which attendance is pre-approved by the Chair of the Nominating and Corporate Governance Committee or Chair of the Board. The Company will make reimbursement to a Non-Employee Director within a reasonable amount of time, but not more than 12 months, following submission by the Non-Employee Director of reasonable written substantiation for the expenses consistent with the Company’s reimbursement policy.